UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   BONDROFF, BARRY B.
   FIRST MARINER BANCORP
   1801 S. CLINTON STREET
   BALTIMORE, MD  21224
   USA

2. Issuer Name and Ticker or Trading Symbol
   FIRST MARINER BANCORP
   FMAR

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   OCTOBER 1997

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7.  Individual or Joint/Group Filing (Check Applicalbe Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |10/23/|P   | |725               |A  |$16.50     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
COMMON STOCK               |10/23/|P   | |200               |A  |$17.00     |       (1)         |I     |By Son
                           |97    |    | |                  |   |           |                   |      |                           |
COMMON STOCK               |10/23/|P   | |200               |A  |$17.00     |12,360 (1)         |I     |By Son
                           |97    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |.    |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |.    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of all securities held by his son, and this report shall not be deemed and admission that the reporting person is the beneficial owner of these shares for purposes of
    Section 16 or for any other purpose.

SIGNATURE OF REPORTING PERSON
/s/ BARRY B. BONDROFF
DATE
NOVEMBER 10, 1997